December 17, 1997

                                             EXHIBITS 5 & 23.1 TO
                                   POST-EFFECTIVE AMENDMENT NO. 1
                                        TO REGISTRATION STATEMENT
EMC Insurance Group Inc.
717 Mulberry Street
Des Moines, Iowa  50309

     Re: Amended and Restated Dividend Reinvestment and Common Stock Purchase Plan

Ladies and Gentlemen:

     In connection with the registration of 2,000,000 shares (the "Shares") of the Common Stock $1.00 par value of EMC Insurance Group Inc., an Iowa corporation (the "Company"), being registered under the Securities Act of 1933, as amended, pursuant to a post-effective amendment no. 1 to registration statement on Form S-3 to be filed with the Securities and Exchange Commission (the "Registration Statement"), we have acted as counsel to the Company. The Shares may be sold by the Company from time to time in connection with the Amended and Restated Dividend Reinvestment and Stock Purchase Plan of the Company. For purposes of this opinion, we have made such investigations and examined such documents and questions of law as we deemed necessary and appropriate.

     Based on the foregoing, we are of the opinion that the Shares, when sold, will be legally issued, fully paid and non-assessable.

     We hereby consent to the inclusion of this opinion as Exhibit 5 to the Registration Statement and to all references to this law firm in the Registration Statement or the Prospectus included therein.

     We express no opinion in connection with the matters contemplated by the Registration Statement, and no opinion may be implied or inferred, except as expressly set forth herein.

                         Respectfully submitted,

                         Nyemaster, Goode, Voigts, West,
                              Hansell & O'Brien, P.C.


                         By /s/ G. R. Neumann
                            -----------------------------
                             G. R. Neumann


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